SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934



Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [    ]
Check the appropriate box:

[ X ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

Dynamic Healthcare Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
      (1) Title of each class of securities to which transaction applies:


      (2) Aggregate number of securities to which transaction applies:


      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


      (4) Proposed maximum aggregate value of transaction:


      (5) Total fee paid:


[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:


      (2) Form, Schedule or Registration Statement No:


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      (4) Date Filed:







                        DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders of DYNAMIC HEALTHCARE TECHNOLOGIES, INC.:

     The Annual Meeting of the Shareholders of DYNAMIC HEALTHCARE TECHNOLOGIES, INC., a Florida corporation, (the "Company") will be held at the Sheraton
North Orlando Hotel, 600 North Lake Destiny Drive, Maitland, Florida 32751 on June 10, 1999, at 1:30 p.m. Eastern Standard Time, for the following purposes:

     1. To elect six (6) persons as directors for a term of one year. The slate proposed by the Board of Directors is set forth in the accompanying Proxy Statement.

     2. To consider and transact any other business which may properly come before the meeting or any adjournment thereof.

     The Board of Directors has designated April 28, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment thereof. Only shareholders of record at the close of business on April 28, 1999, will be entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting. Whether or not you plan to attend, please mark, sign, date and mail the enclosed proxy, which requires no postage if mailed in the United States.

     Your attention is called to the accompanying Proxy Statement.


                                      By Order of the Board of Directors



                                      Paul S. Glover
                                      Vice President Finance,
                                         Chief Financial Officer and Secretary
                                      Dynamic Healthcare Technologies, Inc.
                                      615 Crescent Executive Court, Fifth Floor
                                      Lake Mary, FL  32746





                                         2





                       DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                                 PROXY STATEMENT

                   ANNUAL MEETING OF SHAREHOLDERS JUNE 10, 1999

     This Proxy Statement is furnished to shareholders of DYNAMIC HEALTHCARE TECHNOLOGIES, INC., a Florida corporation, (the "Company") in connection with the solicitation on behalf of the Board of Directors of proxies for use at the Annual Meeting of Shareholders to be held on June 10, 1999, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     The address of the principal executive office of the Company is 615 Crescent Executive Court, Fifth Floor Lake Mary, FL 32746. This Proxy Statement and form of Proxy were mailed to shareholders of the Company on approximately May 20, 1999.

                      SOLICITATION AND REVOCATION OF PROXIES

     The costs and expenses of solicitation of proxies will be paid by the Company. In addition to the use of mails, proxies may be solicited by directors, officers and regular employees of the Company personally or by facsimile machine, telegraph or telephone.

     Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any shareholder given a proxy in such form may revoke it any time before it is voted at the meeting, by executing a subsequent proxy or by notice to the Secretary of the Company at the Company's principal address as set forth above. Such proxies, if received in time for voting and not revoked, will be voted at the annual meeting in accordance with the specifications indicated thereon. If no instructions are indicated, proxies will be voted (i) "FOR" the election of the six (6) persons named herein as nominees for election to the Board of Directors; (ii) "FOR" proposal 2; and
(iii) at the discretion of the proxy holders of record for any other matter that may properly come before the meeting or any adjournment thereof. The Board of Directors is not aware that any matter other than those described in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is appended will be presented for action at the meeting.

                      VOTING RIGHTS AND PROCEDURE

     Only shareholders of record at the close of business on April 28, 1999 ("Entitled Shareholders"), are entitled to execute proxies or to vote at the annual meeting. As of March 31, 1998, there were 18,420,709 shares of the Company's common stock, par value $.01 per share (the "Common Stock") outstanding. Each holder of Common Stock is entitled to one vote for each share held with respect to the matters mentioned in the foregoing Notice of Annual Meeting of Shareholders and any other matters that may properly come before the meeting, other than the election of directors, in which shareholders may cumulate their votes, (see "Election of Board of Directors"). A majority of the outstanding shares are required to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as shares eligible to vote at the Annual Meeting of Shareholders in determining whether quorum is present, but do not represent votes cast with respect to any proposal.

          PROPOSAL NUMBER ONE (1) - ELECTION OF BOARD OF DIRECTORS

     Six (6) Directors are to be elected at the annual meeting to serve until the 2000 annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. If, prior to the meeting, any nominee ceases to be a candidate for election because the nominee is unable to serve, or for good cause will not serve, it is the intention of the individuals named as proxies to vote for the election of such person or persons as the Board of Directors may, in its discretion, recommend.

     Shareholders have cumulative voting rights in connection with the election of directors. Each Entitled Shareholder may cast a number of votes equal to the number of shares of Common Stock owned multiplied by the number of directors to be elected six (6). Those votes may be distributed among all the nominees equally, or divided among any number of the nominees in such proportion as the shareholder may desire. The six (6) nominees who receive the greatest number of votes will be elected.



                                         3




     Unless authority is withheld in the proxy, the persons named in the enclosed form of proxy will cast the votes of the proxied shares to elect the six nominees hereinafter named. These shares may be voted cumulatively so that one or more of the nominees may receive fewer votes than the other nominees (or no votes at all), if such action is considered necessary or desirable by the proxy holders. The Board of Directors recommends a vote "FOR" election of the nominees listed below.

                   NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Nominee and                                  Director
Principal Occupation                     Age   Since  Other Directorships Held

Jerry L. Carson                           58    1993  None
	Executive Vice President and
	Chief Financial Officer
	Evans Enterprises

Mitchel J. Laskey, C.P.A.                 49    1994  Alliance Bank,
 President and Chief Executive Office                 a commercial bank
	Dynamic Healthcare Technologies, Inc.

Thomas J. Martinson                       49    1986  None
	President
	Martinson & Company, Ltd.

Bret Maxwell                              40    1996  None
	Vice Chairman
	First Analysis Corporation

David M. Pomerance                        54    1991  None
	President
	MMRI, Inc.

Daniel Raynor                             39    1996  None
	Managing Partner
	The Argentum Group


     Jerry L. Carson has been a Director of the Company since January 1993. Mr. Carson has been executive vice president and chief financial officer of Evans Enterprises, a property management and real estate development firm in Bedford, New Hampshire, since 1990. Mr. Carson was executive vice president and chief financial officer of Playboy Enterprises, Inc. from 1988 to 1990 and held the positions of vice president of corporate development and treasurer of Baxter International from 1980 to 1986.

     Mitchel J. Laskey has been Chief Executive Officer since May 1996, President, Chief Operating Officer and Treasurer since August 1994 and a
Director since December 1994.   From 1992 to 1994, Mr. Laskey was chairman
and chief executive officer of Dynamic Technical Resources, Inc., which was acquired by the Company in August 1994. From 1985 to 1991, Mr. Laskey was a principal or managing partner in various entrepreneurial investments and also acted as a volunteer officer for a not-for-profit social agency. From 1983 through 1985, Mr. Laskey was executive vice president of Dynamic Control Division of Baxter International and, from 1980 until its sale to Baxter International in 1983, was the executive vice president of Dynamic Control Corporation, a healthcare information systems company. Mr. Laskey has been a licensed certified public accountant since 1974 and is a member of the American and Florida Institutes of Certified Public Accountants.

     Thomas J. Martinson has been a Director of the Company since 1986. He also was the Company's chairman of the board from 1986 until 1996 and secretary from 1986 until 1994. Mr. Martinson has been president of Martinson & Company, Ltd. of Wayzata, Minnesota, an investment banking firm, since 1985. In March 1996, Mr. Martinson became the chairman of the board of directors of Interventional Innovations Corporation of St. Paul, Minnesota.




                                         4




     Bret R. Maxwell has been a Director of the Company since May 1996. Mr. Maxwell is Vice Chairman of First Analysis Corporation, a securities investment firm that he joined in 1982. Mr. Maxwell is also a director for numerous privately held companies.

     David M. Pomerance has been Chairman of the Board of Directors since May 1996, and a Director since 1991. Mr. Pomerance served as chief executive officer of the Company from July 1994 to May 1996, was president from July 1994 through August 1994 and secretary from August 1995 to July 1996. He is the managing general partner of Martin Magnetic Imaging, Ltd., a magnetic resonance imaging (MRI) facility in Stuart, Florida. From 1990 through 1994, and from 1985 through 1989, Mr. Pomerance was a principal in various private businesses. During 1989 and 1990, Mr. Pomerance was the president of the Healthcare Systems Division of UNISYS Corporation. From 1983 through 1985, Mr. Pomerance was the president of the Dynamic Control Division of Baxter International. From 1974 until its sale to Baxter International in 1983, he was the president and controlling shareholder of Dynamic Control Corporation, a healthcare information systems company that he founded.

     Daniel Raynor has been a Director of the Company since May 1996. Mr. Raynor has been the president of a general partner of The Argentum Group, a private investment firm, since November 1987, and chairman of the general partner of Argentum Capital Partners, L.P., a small business investment
company, since its organization in February 1990.   Mr. Raynor is also a
director for numerous privately held companies.


            DYNAMIC HEALTHCARE TECHNOLOGIES, INC. BOARD OF DIRECTORS

     The business of the Company is managed under the direction of its Board. The Board of Directors meets periodically to review significant developments affecting the Company and to act on matters requiring its approval. The Board of Directors held twelve meetings during 1998. All members attended 75% or more of the meetings of the Company's Board of Directors, except Mr. Guy Rabbat who attended only three of the eight meetings scheduled during his tenure in 1998.

     The Compensation and Incentive Stock Option Committee of the Company's Board of Directors consists of Daniel Raynor, Guy Rabbat, Thomas J. Martinson and Bret R. Maxwell. Mr. Raynor is the Committee's chair and Mr. Rabbat was added to the Committee in June of 1998. The Committee's primary responsibilities are to formulate and recommend to the Board of Directors the compensation package for the Company's President and Chief Executive Officer; to formulate and recommend to the Board of Directors the terms of the Company's Management Incentive Compensation Plan; to recommend approval of and administer any other employee compensation and incentive plans; and to periodically review and make recommendations on the Company's general salary administration plan. The Committee held four meetings during 1998, which were attended by all its members.

     The Audit Committee of the Company's Board of Directors consists of
Richard W. Truelick, Jerry L. Carson and Bret R. Maxwell.   Mr. Truelick is
the Committee's chair. The Audit Committee recommends to the Board of Directors the appointment of the firm selected to be independent auditors for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with independent auditors the Company's annual audit and annual financial statements; reviews the status of internal accounting controls with management; evaluates problem areas having a potential financial impact on the Company which may be brought to its attention by management, the independent auditors or the Board of Directors; and evaluates all public financial reporting documents of the Company. The Audit Committee held two meetings during 1998, which were attended by all of its members.

     The Company's Board of Directors appointed a Review Committee in November 1998, consisting of Richard W. Truelick, Bret R. Maxwell, and Daniel Raynor for the purpose of presenting alternatives and/or making recommendations regarding the engagement of one or more investment bankers or advisors. Mr. Maxwell is the Committee's chair. The Committee held four meetings during 1998, which were attended by all of its members.

     On July 9, 1998 the Company's Board of Directors appointed an Independent Private Placement Committee consisting of David M. Pomerance, Thomas J. Martinson, and Richard W. Truelick. Mr. Pomerance served as the Committee's chair. The purpose of the Committee was to review the formal terms of the proposed private placement with investors on the Company's behalf. The Committee held four meetings during 1998, which were attended by all of its members.

     The Company's Board of Directors does not have a Nominating Committee. The functions customarily attributable to a Nominating Committee are performed by the Board of Directors as a whole. The Board of Directors will




                                         5




consider nominees recommended by security holders. For a security holder to recommend a nominee to the Board, the security holder must contact a member of the Board by mail in care of the Company and supply the following information:

    -- The security holder's name, address and phone number.
    -- The number of shares of the Company's Common Stock held by the security holder.
    -- The name, address, phone number and brief biography of the nominee recommended by the security holder.
    -- A statement by the security holder as to why he or she believes the recommended nominee should be nominated to stand for election to the Company's Board of Directors.

     The Board of Directors will consider any nominee recommended by any security holder as long as such recommendation is received at least six months, but no longer than twelve months, prior to the next regularly scheduled annual meeting of shareholders.


                                EXECUTIVE OFFICERS

     The names, ages and positions of the Company's executive officers are:

     Name                       Age     Officer Position

     David M. Pomerance         54      Chairman of the Board
     Mitchel J. Laskey          49      President, Chief Executive Officer,
                                           Treasurer and Director
     Scott E. Waldrop           55      Senior Vice President and
                                           Chief Operating Officer
     Michael L. Carlay          56      Senior Vice President -
                                           Sales and Marketing
     Paul S. Glover             40      Vice President - Finance, Chief
                                           Financial Officer, and Secretary

     See Nominees For Election To The Board Of Directors for David M. Pomerance and Mitchel J. Laskey.


     Scott E. Waldrop has been Senior Vice President and Chief Operating Officer since January 1998 and has over 30 years experience in healthcare information systems. From 1995 to 1997 Mr. Waldrop was Vice President, Information Systems Development with Columbia/HCA Healthcare Corporation. Prior to that, Mr. Waldrop operated as an independent consultant, and was Vice President, Information Services for Saint Joseph Hospital in Denver, Colorado, from 1990 to 1994.

     Michael L. Carlay has been Senior Vice President - Sales and Marketing for
the Company since July 1997.   From  1995 to 1997 Mr. Carlay  was Vice
President of Sales and Marketing for AMISYS Managed Care Systems (now HBOC). Mr. Carlay was Vice President of Sales for IBAX Healthcare Systems (now HBOC) from 1991 to 1994. Mr. Carlay has more than 20 years information systems experience.

     Paul S. Glover has been Vice President - Finance and Chief Financial Officer of the Company since December 1994, Secretary since July 1996 and was Director of Financial Operations from August 1994 through December 1994. Mr. Glover was the executive vice president of Uniprompt Microsystems, Inc. and president of its wholly owned subsidiary, Unisoft, Inc., from August 1990 through July 1994. Mr. Glover served as a certified public accountant with the national firms of Main Hurdman and Company (now part of KPMG Peat Marwick
LLP), and Deloitte, Haskins and Sells (now part of Deloitte & Touche LLP).




                                        6




        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 1, 1999, with respect to each class of the Company's equity securities beneficially owned by each director, director nominee, by each person known to the Company to beneficially own more than 5% of the Company's outstanding classes of voting stock (i.e. Common Stock), by executive officers, and by all officers and directors as a group.


                                              Series C Preferred Stock **

Name and Address                         Amount and Nature of       Percentage
of Beneficial Owner                      Beneficial Ownership        of Class

Riverside Partnership                          640,000                 64.00 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

Argentum Capital Partners, LP                  290,000                 29.00 %
405 Lexington Avenue, 54th Floor
New York, NY 10174

Michael L. Carlay                               25,000                  2.50 %
869 Greymont Circle
Marietta, GA  30064

Linda A. Moline                                 25,000                  2.50 %
727 Springs Forest City
Apopka, FL  32712

Scott E. Waldrop                                12,500                  1.25 %
3059 Totika Circle
Longwood, FL  32779

Brian M. Paige                                   5,000                    *
2838 Sun Lake Loop, #108
Lake Mary, FL  32746

Paul S. Glover                                   2,500                    *
1312 Winter Springs Boulevard
Winter Springs, FL  32708

All Directors and Officers as a Group        1,000,000                100.00 %
(7 Persons)


*   Less than 1%
** Series C Preferred Stock in non-voting unless dividends are in arrears for two calendar quarters. As of the established record date of April 28, 1999 the Series C Preferred Stock is non-voting.


                                         7



                                                         Common Stock

Name and Address                          Amount and Nature of      Percentage
of Beneficial Owner                       Beneficial Ownership (1)    of Class

Riverside Partnership                          2,542,200               13.22 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

Walter Barandiaran (2)                         2,685,850               12.77 %
245 East 93rd Street, Apt. 26D
New York, NY 10128

Daniel Raynor (3)                              2,643,750               12.58 %
c/o The Argentum Group
405 Lexington Avenue, 54th Floor
New York, NY 10174

Bret R. Maxwell (4)                            2,588,500               12.35 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

First Analysis Corporation (5)                 2,542,200               12.14 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

Oliver Nicklin (6)                             2,542,200               12.14 %
233 South Wacker Dr., Suite 9500
Chicago, IL 60606

State of Wisconsin                             1,550,000                8.43 %
Post Office Box 7842
Madison, WI  53707

Mitchel J. Laskey (7)                          1,256,855                6.60 %
2332 Alaqua Drive
Longwood, FL 32779

BancAmerica Robertson,                         1,271,100                6.46 %
Stephens & Co. (8)
405 Lexington Avenue, 54th Floor
New York, NY 10174

Schneur Z. Genack (9)                          1,271,100                6.46 %
405 Lexington Avenue, 54th Floor
New York, NY 10174

Argentum Environmental                         1,271,100                6.46 %
Corporation  (10)
405 Lexington Avenue, 54th Floor
New York, NY 10174

Argentum Capital Partners, LP                  1,155,750                6.16 %
405 Lexington Avenue, 54th Floor
New York, NY 10174




                                         8




David M. Pomerance (11)                          577,900                3.13 %
310 Chota View Place
Tellico Village, TN  37774

Thomas J. Martinson (12)                         167,500                  *
140 Barry Avenue North
Wayzata, MN  55391

Richard W. Truelick (13)                         102,900                  *
Truelick Associates
220 Commodore Drive
Jupiter, FL  33477

Jerry L. Carson (14)                              45,500                  *
3971 Gulfshore Blvd. North PH302
Naples, FL 33940

Paul S. Glover (15)                               45,637                  *
1312 Winter Springs Boulevard
Winter Springs, FL  32708

Guy Rabbat                                             0                  *
16134 Rose Avenue
Monte Sereno, CA  95030

All Directors and Officers as a Group
(18 Persons)                                   6,696,803               28.42 %

* Less than 1%

(1) Shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days.

(2) Includes 42,000 shares of Common Stock owned by Mr. Walter Barandiaran through his individual retirement account, and 42,000 shares of Common Stock held by an individual retirement account for the benefit of his spouse and controlled by Mr. Barandiaran pursuant to a power of attorney. Additionally, by reason of Mr. Barandiaran's status as controlling persons of Argentum Capital Partners, LP ("ACP"), The Argentum Group ("TAG"), and the general partner of Riverside Partnership (Riverside), the table includes indirect beneficial ownership by him of 1,155,750 shares of Common Stock owned by ACP, 1,271,100 shares (50%) of Common Stock owned by Riverside and 175,000 additional shares of Common Stock which may be acquired by TAG upon the exercise of Common Stock purchase warrants.

(3) Includes 20,400 shares of Common Stock that Mr. Daniel Raynor may acquire upon the exercise of Common Stock purchase warrants. Additionally, by reason of Mr. Raynor's status as controlling person of ACP, TAG and the general partner of Riverside Partnership (Riverside), the table includes indirect beneficial ownership by him of 1,155,750 shares owned by ACP, 1,271,100 shares (50%) of Common Stock owned by Riverside, and 175,000 additional shares which may be acquired by TAG upon the exercise of Common Stock purchase warrants.

(4) Includes 20,400 shares of Common Stock that Mr. Maxwell may acquire upon the exercise of Common Stock purchase warrants. Additionally, by reason of his status as the ultimate general partner of Riverside Partnership (Riverside), Mr. Bret R. Maxwell may be deemed to be the indirect beneficial owner of 2,542,200 shares of the Common Stock owned by Riverside.

(5) By reason of its status as an ultimate general partner of Riverside Partnership (Riverside), First Analysis Corporation ("FAC") may be deemed to be the indirect beneficial owner of 2,542,200 shares of the Company's Common Stock owned by Riverside.




                                         9




(6) By reason of Mr. Oliver Nicklin's status as the majority stockholder of FAC, the ultimate general partner of Riverside Partnership (Riverside), includes 2,542,200 shares of Common Stock of Riverside attributed to Mr. Nicklin as the indirect beneficial owner.

(7) Includes 655,200 shares of Common Stock that Mr. Mitchel J. Laskey may acquire upon the exercise of Common Stock purchase warrants.

(8) By reason of BancAmerica Robertson, Stephens & Company's status as ultimate general partner of Riverside Partnership (Riverside), includes 1,271,100 shares (50%) of Common Stock of Riverside attributed to BancAmerica Robertson, Stephens & Co. as the indirect beneficial owner.

(9) By reason of Schneur Z. Genack's status as ultimate general partner of Riverside Partnership (Riverside), includes 1,271,100 shares (50%) of Common Stock of Riverside attributed to Schneur Z. Genack as the indirect beneficial owner.

(10) By reason of Argentum Environmental Corporation's status as ultimate general partner of Riverside Partnership (Riverside), includes 1,271,100 shares (50%) of Common Stock of Riverside attributed to Argentum Environmental Corporation as the indirect beneficial owner.

(11) Includes 50,000 shares of Common Stock that Mr. David M. Pomerance may acquire upon the exercise of Common Stock purchase warrants.

(12) Includes 10,000 shares held by Ms. Joan Martinson. Thomas and Joan Martinson are husband and wife. Also includes 35,000 shares of Common Stock that Mr. Thomas J. Martinson may acquire upon exercise of Common Stock purchase warrants.

(13) Includes 30,400 shares of Common Stock that Mr. Richard W. Truelick may acquire upon the exercise of Common Stock purchase warrants.

(14) Includes 15,000 shares of Common Stock that Mr. Jerry L. Carson may acquire upon the exercise Common Stock purchase warrants.

(15) Includes 1,746 shares held by Ms. Gail Glover. Paul and Gail Glover are husband and wife. Also includes 16,750 shares of Common Stock that Mr. Paul Glover may acquire upon the exercise of Common Stock purchase warrants.




                                        10




                              EXECUTIVE COMPENSATION

Report of Compensation Committee

     The Compensation Committee is charged with the formulation and oversight of the Company's general compensation policies and plans, including those for its executive officers. The Committee consists of Daniel Raynor, its chair, Thomas J. Martinson and Bret R. Maxwell, all of whom are independent members of the Company's Board of Directors.

     The Company's general compensation policies are designed to attract and retain exceptional employees at all levels of the organization. Specific policies exist for members of the Company's sales organization to incent those people to increase the Company's operating revenues. Additional policies for certain of the Company's executives and other key employees focus those employees' energies on the Company's long-term strategies for growth, profitability and enhancement of shareholder value. The principal elements of these policies are:

          Base Salary: Base salaries are set for all employees through the use of a compensation matrix which identifies ranges of salaries for each job level as well as performance standards within each level. The matrix is adjusted annually for changes in the Consumer Price Index, and is designed to provide employees receiving positive performance reviews with a base salary approximating the 75th percentile among salaries for similar positions within the Company's peer group. The Committee annually reviews the salaries of executives in relation to this matrix and in conjunction with the executives' performance reviews and with the salaries suggested by the President and CEO.

          Sales Commissions: The Company provides direct sales representatives and sales management personnel with commissions in addition to their base salary. The commissions are paid on the achievement of certain sales goals under the Company's Sales Policy and Commission Plans which are administered by the President and CEO, and the Senior Vice President - Sales and Marketing.

          Management Incentive Compensation: Executive officers and managers of the Company are eligible to receive cash incentives under the Company's Management Incentive Compensation (MIC) Plan which is administered by the President and CEO under the direction of the Compensation Committee.
     Awards under this Plan may be recommended annually by the President and CEO, and require the approval of the Compensation Committee.

          Incentive Stock Option Plan: As additional incentive for the Company's executives and other key employees to build shareholder value, stock options have been awarded under the Company's 1983 and 1993 Incentive Stock Option Plans. Under provisions of the Internal Revenue Code, options granted under these Plans are considered "Incentive Stock
     Options." The Compensation Committee functions as the Company's Incentive Stock Option Committee and is responsible for approving all awards under these Plans. Grants of options under the 1983 Plan are no longer allowed as that Plan has expired. Grants under the 1993 Plan, which was approved by the shareholders in 1993, are permitted until 2003.

          Director and Management Stock Warrant and Option Plan: In order to attract and incent directors and key managers of the Company, options and warrants for the Company's Common Stock may be granted under the Company's Director and Management Stock Warrant and Option Plan which was approved by the shareholders in 1993. Grants under this Plan are made under the direction of the Compensation Committee and are "non-qualified" as that term is defined in the Internal Revenue Code.

          Employee Stock Purchase Plan: The Company adopted the Employee Stock Purchase Plan in 1993 for the purpose of encouraging full time employees to become shareholders in the Company. Employees pay for their shares through voluntary payroll deductions. This Plan qualifies for favorable tax treatment to employees under Section 421 and 423 of the Internal Revenue Code.

          401(k) Plan: The Company's 401(k) Plan authorizes the Board of Directors to establish periodic employer matching contributions to the accounts of employees making qualifying elective deferrals. During 1998, the 401(k) Plan employer match was established by the Company's Board of Directors at 30% of qualifying employee contributions. Also during 1998, the Company's Board of Directors recommended and shareholders approved payment of this match in common stock of the Company.

                          Dynamic Healthcare Technologies, Inc. Compensation and
                                  Stock Option Plan Committee
                          Daniel Raynor, Chairman
                          Thomas J. Martinson
                          Bret R. Maxwel




                                        11




Summary Compensation Table

     The following table is a summary of the annual, long term, and other compensation of the Company's Chief Executive Officer and the Company's four most highly compensated executives other than the Chief Executive Officer during 1997.


                                           Annual Compensation

                                                           Other Annual
Name and                             Salary       Bonus    Compensation
Principal Position           Year     ($)         ($)(6)        ($)

David M. Pomerance           1998       -            -      $ 18,000(8)
Chairman of the              1997       -            -      $ 43,000(8)
Board                        1996   $113,854         -      $ 37,050(1)(8)

Mitchel J. Laskey            1998   $300,000         -      $ 15,000(1)
Director, President          1997   $275,000      $50,000   $ 15,000(1)
and CEO                      1996   $182,125         -      $ 15,000(1)

Michael L. Carlay            1998   $151,109         -      $ 59,432(11)
Senior VP Sales              1997   $ 91,604      $ 7,500        -
and Marketing

Scott E. Waldrop             1998   $192,435         -           -
Vice President and
COO

Paul S. Glover               1998   $150,000         -           -
VP Finance, Secretary        1997   $135,000      $25,000        -
and CFO                      1996   $101,875      $21,261        -

Nikhil A. Bhatt              1998   $ 58,335         -      $176,700(10)
Senior VP and                1997   $ 69,725      $25,000        -
ChiefTechnical               1996   $ 90,417      $14,174        -
Officer (10)


                                      Long-Term Compensation
                                       Awards        Payouts
                                      Securities
                                      Underlying      LTIP       All Other
                                       Options      Payouts    Compensation
                                         (#)         ($)(4)        ($)(2)

David M. Pomerance                        -            -       $ 64,080(7)
Chairman of the Board                     -            -       $159,263(7)
                                       50,000(5)       -       $167,462(7)

Mitchel J. Laskey                     497,500(3)       -       $  3,000
Director, President and CEO            50,000(3)     $29,169   $  2,850
                                      100,000(5)     $50,000   $  2,850

Michael L. Carlay                     150,000(5)       -       $  2,850
Senior VP Sales and Marketing         150,000(5)       -       $    563

Scott E. Waldrop                      150,000(5)       -       $  1,980(9)
Sr. Vice President and COO

Paul S. Glover                         95,000(5)       -       $    -
VP Finance, Secretary and CFO          20,000(5)       -       $    -
                                       60,000(5)       -       $    555

Nikhil A. Bhatt                           -            -       $  3,000
Senior VP and Chief                    25,000(5)       -       $ 42,688(9)
Technical Officer(10)                 150,000(3)       -       $  1,395


(1) Includes amounts paid as car allowance, club dues and other compensation travel related payments
(2) Includes Company contributions to the individual employees' 401(k) Retirement Plan.
(3)  Options awarded pursuant to employment agreements.
(4) Represents amounts paid under a deferred compensation agreement with Mitchel J. Laskey assumed in connection with the acquisition of Dynamic
     Technical Resources, Inc.   Final payments under this agreement were made
     during 1997.
(5)  Options awarded under the Company's Incentive Stock Option Plan.
(6)  Includes management bonuses.
(7) Includes consulting fees and incentive compensation paid pursuant to a revised Employment Agreement.
(8)  Includes compensation for serving as Chairman of the Board.
(9)  Includes taxable moving expense reimbursements.
(10) On March 26, 1998, the Company's Board of Directors accepted the resignation of Mr. Bhatt, effective May 31, 1998. Other annual compensation includes severance compensation paid in 1998.
(11) Compensation paid under Company's Sales Commission Plan.





                                        12





                            OPTION GRANTS DURING 1998

     The following table sets forth information relative to employment stock options granted to the named officers during 1998. The Company has not granted any stock appreciation rights.

                                                Individual Grant
                    Number of    Percent of
                    Securities   All Options
                    Underlying  Granted to    Exercise
                     Options     Employees   Price Per  Experation  Grant Date
   Name              Granted      in 1998      Share       Date     Market Price

Mitchel J. Laskey      97,500(1)    7.8%      $ 3.2800   01/07/03    $3.28000
                      100,000(1)    8.0%      $ 6.0000   01/01/03    $0.79700
                      100,000(1)    8.0%      $ 7.5000   01/01/03    $0.79700
                      100,000(1)    8.0%      $ 9.0000   01/01/03    $0.79700
                      100,000(1)    8.0%      $10.5000   01/01/03    $0.79700
Michael L. Carlay     150,000(2)   11.9%      $ 2.0000   07/09/08    $1.84375
Scott E. Waldrop      150,000(2)   11.9%      $ 2.0000   07/09/08    $1.84375
Paul S. Glover         10,000(2)     .8%      $ 1.6718   07/29/08    $1.67180
                       85,000(2)    6.8%      $ 2.0000   07/09/08    $1.84375
Nikhil A. Bhatt          --          --           --        --           --


                                           Potential Realizable Value
                                           at Assumed Annual Rates
                                           of Stock Price Appreciation
                                                 for Option Term
     Name                                    5%($)             10%($)


Mitchel J. Laskey                           $ 88,355         $ 195,241
                                            $      0         $       0
                                            $      0         $       0
                                            $      0         $       0
                                            $      0         $       0
Michael L. Carlay                           $150,491         $ 417,332
Scott E. Waldrop                            $150,491         $ 417,332
Paul S. Glover                              $ 10,514         $  26,644
                                            $ 85,278         $ 236,488
Nikhil A. Bhatt                                 -                 -

(1)  Employment contract options.
(2)  Options awarded under the Company's Incentive Stock Option Plan.


              AGGREGATED OPTION EXERCISES DURING 1998 FISCAL YEAR AND
                               YEAR END OPTION VALUES

     The following table sets forth information relative to stock options exercised by the Named Officers during 1998 and values of stock options held by those officers that were outstanding at year end:

                                                      Number of     Number
                                                     Securities    Securities
                         Number of                   Unexercised  Unexercised
                           Shares                     Options at   Options at
                         Aquired on Dollar Value       Year-End      Year-End
   Name                   Exercise    Realized        Exercisable   Unexercisabl

David M. Pomerance           --           --           35,000         15,000
Mitchel J. Laskey            --           --          541,500        328,500
Michael L. Carlay            --           --            7,500        150,000
Scott Waldrop                --           --            3,750        150,000
Paul S. Glover               --           --            8,250        101,000
Nikhil A. Bhatt              --           --             --             --

                                        Value of              Value of
                                      Unexercised            Unexercised
                                     In-The-Money           In-The-Money
                                      Options at             Options at
                                       Year-End               Year-End
      Name                            Exercisable          Unexercisable

David M. Pomerance                        --                     --
Mitchel J. Laskey                         --                     --
Michael L. Carlay                         --                     --
Scott Waldrop                             --                     --
Paul S. Glover                            --                     --
Nikhil A. Bhatt                           --                     --

                                        13




                    MANAGEMENT INCENTIVE COMPENSATION PLAN

     The Company has a Management Incentive Compensation ("MIC") Plan that is administered by the President and CEO under the direction of the Compensation and Incentive Stock Option Committee of the Board of Directors. Cash distributions may be made annually based on the Company's overall financial performance, the individual employee's performance against pre-determined
objectives, and discretionary amounts determined by the Committee.   Company
executives, directors and managers, receive distributions from the pool which are determined by the Compensation and Incentive Stock Option Plan Committee based on recommendations from the Company's President and CEO. There were no MIC Plan benefits paid to employees participating in the Plan during 1998.
As of March 29, 1999, the Board of Directors had not established a 1999 MIC Plan distribution pool. However, an aggregate of $275,000 in bonuses accruing on December 31, 1999 has been established for the retention of key officers through December 31, 1999.


                              EMPLOYMENT CONTRACTS

     In October, 1996, the Company entered into an Employment Agreement with Paul S. Glover to serve as Vice President of Finance, and Chief Financial Officer. The term of the agreement is (3) three years and provides for a current base salary of $153,750 per annum, which is subject to annual review by the Board of Directors and increases based on the Consumer Price Index. The agreement contains a covenant not to compete for a period of 18 months after termination. The severance arrangement included in the agreement provides that upon the occurrence of a triggering event as defined in the agreement (including a change in control), Mr. Glover is entitled to receive a lump-sum payment equal to compensation for one year plus the immediate vesting of all of his then outstanding stock options, warrants and stock appreciation rights, if any. For continued employment through the earlier of December 31, 1999 or the occurrence of a triggering event Mr. Glover will then be entitled to a $75,000 retention bonus.

     In July, 1997, the Company entered into an employment agreement with Michael L. Carlay to serve as the Company's Senior Vice President of Sales and Marketing. The agreement is perpetual and may be terminated at any time. The agreement provides for an annual base salary of $152,250 which is to be reviewed annually by the Board of Directors and is subject to increases based on the Consumer Price Index. In addition to base salary, Mr. Carlay is entitled to commissions on certain sales contracts executed subsequent to his hire date. The severance arrangement included in the agreement provides that upon the occurrence of a triggering event as defined in the agreement (including a change in control), employee will receive a lump-sum cash payment equal to one year of Mr. Carlay's annual base salary plus the immediate vesting of all of his then outstanding stock options, warrants, and stock appreciation rights, if any. For continued employment through the earlier of December 31, 1999 or the occurrence of a triggering event Mr. Carlay will then be entitled to a $75,000 retention bonus.

     On April 8, 1999, the Company entered into a 1999 Compensation Plan (the "1999 Plan") with Mitchel J. Laskey, President and CEO, which expands the
three (3) year Employment Agreement entered into on January 1, 1997.   The
1999 Plan is effective for the 1999 calendar year and continues Mr. Laskey's
annual salary at $300,000.   The 1999 Plan provides for Target and Financial
Bonuses. The Target Bonus is $65,000 and will be earned by Mr. Laskey based on the achievement of goals and objectives, set forth in the 1999 Plan. The Financial Bonus is earned by Mr. Laskey based on quarterly achievements in pretax operating income as follows: a) $25,000 based upon achieving for the first quarter of 1999, $300,000 in pretax (before bonus) operating income, b) $25,000 based upon achieving for the second quarter of 1999, $600,000 in pretax (before bonus) operating income, c) $25,000 based upon achieving for the third quarter of 1999, $900,000 in pretax (before bonus) operating income, and d) $25,000 based upon achieving for the fourth quarter of 1999, $1,200,000 in pretax (before bonus) operating income. Upon a change of control, the first $100,000 of the 1999 bonus will be automatically earned.

     On January 2, 1998, the Company entered into an Employment Agreement with Scott E. Waldrop to serve as Senior Vice President and Chief Operating Officer. The term of the agreement is (3) three years and provides for a base salary of $203,000 per annum, which is subject to annual review by the Board of Directors and increases based on the Consumer Price Index. The agreement contains a covenant not to compete for a period of 18 months after termination. The severance arrangement included in the agreement provides that upon the occurrence of a triggering event as defined in the agreement (including a change in control), Mr. Waldrop is entitled to receive a lump-sum payment equal to compensation for one year plus the immediate vesting of all of his then outstanding stock options, warrants and stock appreciation




                                         14




rights, if any. For continued employment through the earlier of December 31, 1999 or the occurrence of a triggering event Mr. Waldrop will then be entitled to a $75,000 retention bonus.


     Mr. Nikhil A. Bhatt, the Company's Senior Vice President and Chief Technical Officer announced his resignation in March 1998. Pursuant to Mr. Bhatt's Employment Transition Agreement dated March 6, 1998, Mr. Bhatt was paid severance of $176,700 on April 15, 1998.

                          OTHER COMPENSATION PLANS

1983 Incentive Stock Option Plan

     The Company had an Incentive Stock Option Plan which expired March 1993 ("1983 Plan"). The 1983 Plan allowed the Company, at its discretion, as determined by a three member Stock Option Plan Committee appointed from the members of the Board of Directors who were not eligible to participate in the 1983 Plan, to grant incentive stock options to employees determined by the Committee, for the purchase of Common Stock of the Company.

     Under the 1983 Plan as of March 25, 1999, there were unexpired options outstanding and unexercised for an aggregate of 3,000 shares of Common Stock. As of March 25, 1998, the market value for the shares underlying these unexercised options was $6,141. The total proceeds the Company would realize upon the exercise of all 1983 Plan options outstanding at March 25, 1999, was $5,160. Options may be exercised for periods up to ten years from date of grant or, in the case of holders of 10% or more of the Company's Common Stock, five years from date of grant. The expiration of the 1983 Plan does not effect the right of the holders to exercise unexpired options under the Plan. The exercise price of the options granted under the Plan may not be less than 100% of the fair market value of the Company's Common Stock on the grant date or, in the case of holders of 10% or more of the Company's Common Stock, 110% of the fair market value of the Company's Common Stock at grant date. Options may be exercised to acquire 40% of the shares subject to the option after one year, 30% of the shares subject to the option after two years and 30% of the shares subject to the option vesting after three years.

1993 Incentive Stock Option Plan

     The Company adopted an Incentive Stock Option Plan in 1993 ("1993 Plan") which is similar to the 1983 Plan. The 1993 Plan is managed by the Compensation Committee appointed from members of the Board of Directors, who are not eligible to participate in the 1993 Plan. As of March 25, 1999, under the 1993 Plan, there were unexpired options outstanding and unexercised for shares an aggregate of 1,181,778 shares of Common Stock. As of March 25, 1999, the market value for the shares underlying these unexercised options was $2,419,100. The total proceeds the Company would realize upon the exercise of all 1993 Plan options outstanding at March 25, 1999, was $2,893,860. The terms and vesting schedule of options granted under both the 1983 Plan and 1993 Plan are the same.

     Options granted under both the 1983 Plan and the 1993 Plan are "Incentive Stock Options" pursuant to Section 422A of the Internal Revenue Code. Employees do not recognize income at the time of the grant or exercise of an option. Employees will recognize capital gain or loss, as the case may be, at the time of the subsequent sale of the Common Stock issued upon the exercise of the option. The Company will not recognize income at either the time of the option grant or at the time of the exercise.

     All full-time permanent Company employees are eligible to participate under both Plans. Options may be exercised by payment of cash to the Company.





                                        15





Director and Management Stock Warrant and Option Plan

     The Company adopted the Director and Management Stock Warrant and Option Plan ("D & M Plan") in 1993 for the issuance of stock purchase warrants and stock options to directors, officers and key management employees of the Company. Grants under the D & M Plan are made under the direction of the Company's Compensation Committee. The purpose of the D & M Plan is to attract and retain talented directors, officers and key management employees of the Company.

     The Company has reserved 650,000 shares of its Common Stock for issuance upon the exercise of warrants and options granted under the D & M Plan. As of March 25, 1999, there were unexpired warrants and options outstanding and unexercised for shares totaling 272,000. The market value for shares underlying these warrants and options was $556,784 as of March 25, 1999. The total proceeds the Company would receive upon the exercise of these warrants and options outstanding at March 25, 1999 were $1,004,213. Under the D & M Plan, warrants to directors are to be issued with an exercise price equal to the average of the closing bid and ask prices of the Company's Common Stock on the date of issuance. Options to employees and officers are to be issued with an exercise price of no less than 85% of the fair market value of the Company's Common Stock on the date of issuance.

     The D & M Plan does not qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. As such, warrant holders and optionees will not realize income at the time of the warrant or option grant. They will recognize ordinary compensation income at the time of the exercise of the warrant or option to the extent of the difference of the exercise price and the fair market value of the underlying Common Stock at the time of exercise. Warrant holders and optionees will recognize either a capital gain or capital loss at the time of the eventual sale of the Common Stock received on exercise, computed as the difference between the sale price of the Common Stock and its fair market value on the exercise date.

Employee Stock Purchase Plan

     The Company adopted the Employee Stock Purchase Plan in 1993 for the purpose of encouraging full-time employees to become shareholders in the Company. The Company has reserved 600,000 shares of its Common Stock for issuance pursuant to purchases under this Plan. Under this Plan as of March 25, 1999, 240,866 shares have been issued generating proceeds to the Company of $481,486.

     The price for stock purchased under this Plan will be the lesser of 85% of the average bid and ask prices of the Company's Common Stock at the beginning of and at the end of each six month purchase period. Employees pay for the shares through payroll deductions. This Plan qualifies for favorable tax treatment to employees under Sections 421 and 423 of the Internal Revenue
Code.

                             COMPENSATION OF DIRECTORS

     Under a policy established by the Company's Board of Directors, "outside directors" are compensated at the rate of $500 plus expenses for each Board meeting attended in person.

     Outside directors also receive a five-year warrant for 25,500 shares of the Company's Common Stock. The warrant is issued on the date of their first election to the Board of Directors and the exercise price is equal to the average of the closing bid and ask prices of the Company's Common Stock on the date of issuance. Prior to June 14, 1995 these warrants vested one-third upon issuance and one-third upon each of the first and second anniversaries of the warrant. After June 13, 1995 these warrants were issued to vest 40% upon issuance and 20% on each anniversary date for three subsequent years.
In addition, annual warrants are issued to certain outside directors starting at the beginning of that director's third consecutive term in office as an outside director of the Company. Each annual warrant is for 5,000 shares of the Company's Common Stock, has a five year term and an exercise price equal to the average of the closing bid and ask prices of the Company's Common Stock on the date of issuance. Prior to June 14, 1995 these warrants vested fully upon issuance. After June 13, 1995 these warrants were issued to vest 40% upon issuance and 20% on each anniversary date for three subsequent years. With certain exceptions, all outside director warrants expire upon the termination of that director's service to the Company as a director. Messrs. Carson, Martinson, Raynor, Truelick, Maxwell, and Pomerance (when an outside director) have all received warrants for the Company's Common Stock under this Plan.




                                        16






     Mr. Pomerance received $18,000 for his services as chairman of the board during 1998. In addition, Mr. David Pomerance is president of MMRI, Inc., which provides financial consulting and advisory services to the Company. During the year ended December 31, 1997 the Company paid $63,000 to MMRI,
Inc. for such services.

     No director receives any additional compensation for services to the Company as a member of any committee of the Board of Directors.

                    REPORTS BY INSIDERS UNDER SECTION 16

     The following is a listing of the Company's directors, officers or beneficial owners of more than 10% of the Company's Common Stock ("reporting persons") who failed to file on a timely basis reports required under Section 16(a) of the Exchange Act during fiscal year 1998:

                                                  Number of
                    Relationship    Number of   Transactions      Number of
Name of Insider  to the Registrant Late Reports Reported Late  Forms Not Filed

John Faris            Officer            1            0                0
Brian Paige           Officer            1            0                0


The Company is not aware of any other late or incorrect filing.



                             STOCK PERFORMANCE

     The following chart compares the cumulative total shareholder return on the Company's Common Stock based on the closing bid price of the Company's Common Stock for the last five years ("Company Index"), with the cumulative total returns for the Center for Research and Security Prices ("CRSP") total return index for the NASDAQ Stockmarket-U.S. Companies Index ("Market Index") and the CRSP NASDAQ Computer and Data Processing Services Stocks Index ("Peer Group") over the same period. The comparison assumes $100 invested in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock price performance shown on the chart is not necessarily indicative of future performance.






                                    [GRAPH]






                  DYNAMIC HEALTHCARE                       NASDAQ COMPUTER AND
                  TECHNOLOGIES, INC.       NASDAQ US         DATA PROCESSING

1993                     100.00             100.00                 100.00
1994                      47.06              97.75                 121.44
1995                     108.82             138.26                 184.92
1996                     217.65             170.01                 228.24
1997                     144.12             208.58                 280.39
1998                      36.75             293.21                 501.76




                                        17







                                  OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of Proxy will vote, in their discretion, the shares they represent.


                              STOCKHOLDER PROPOSALS

Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2000 Annual Meeting if they are received by the Company before the close of business on December 31, 1999.


                                                      THE BOARD OF DIRECTORS

Dated:  April 20, 1999






                                        18






                       DYNAMIC HEALTHCARE TECHNOLOGIES, INC.
              This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints MITCHEL J. LASKEY and DAVID M. POMERANCE, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Dynamic Healthcare Technologies, Inc. held by record by the undersigned on April 28, 1999, at the annual meeting of shareholders to be held on June 10, 1999, or any adjournment thereof.


1.  ELECTION OF DIRECTORS
          ____ FOR all nominees listed below         ____ WITHHOLD AUTHORITY
          (except as marked to the contrary below)   to vote for all nominees
                                                     listed below

    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

    JERRY L. CARSON; MITCHEL J. LASKEY; THOMAS J. MARTINSON; BRET R. MAXWELL; DAVID M. POMERANCE; DANIEL RAYNOR

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


     This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.


     The undersigned hereby revokes any proxies heretofore given by him and confirms all that the Proxies may lawfully do by virtue hereof.


Dated:_____________________, 1999               __________________________
                                                 Signature of Shareholder


PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY.        Please sign name exactly
IF YOUR ADDRESS OR ZIP CODE IS INCORRECT,           as shown hereon.
PLEASE CORRECT THE SAME BEFORE RETURNING.           Executors, Administrators,
                                                    Trustees, etc. should give
                                                    titles as such.
                                                    If Shareholder is a
                                                    corporation, sign full
                                                    corporate name by duly
                                                    authorized officer.



Proxy99.doc


                                       19